Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. Reports Second Quarter 2021 Financial Results

CORAL GABLES, FL. - August 4, 2021 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the second quarter ended July 2, 2021.

Financial highlights for the second quarter of 2021:

•Net sales increased 5% to $1,141.6 million for the second quarter of 2021, compared with $1,092.3 million in the prior-year period;
•Gross profit was $110.0 million for the second quarter of 2021, which represents an increase of 40%, compared with the prior-year period, and gross profit margin increased from 7.2% in the prior-year period to 9.6% in the second quarter of 2021;
•FDP net income(1) for the second quarter of 2021 was $47.2 million, compared with $17.9 million in the prior-year period, and Diluted EPS(2) was $0.99 for the second quarter of 2021, compared with $0.38 in the prior-year period;
•Adjusted Diluted EPS(3) was $0.98 for the second quarter of 2021, compared with $0.54 in the prior-year period; and
•Adjusted EBITDA(3) was $83.6 million for the second quarter of 2021, compared with $63.5 million in the prior-year period.

“Our strong performance during the second quarter of 2021 reflects relaxed restrictions on social gatherings in some of our key markets, compared to the prior-year period,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Our pineapple, fresh-cut fruit and prepared food products led sales and profitability growth, despite inflationary and cost pressures, which are expected to continue.”

Net sales for the second quarter of 2021 increased $49.3 million, or 5%, compared with the prior-year period. The increase in net sales was primarily driven by higher net sales in the Company's fresh and value-added products and other products and services business segments.

Gross profit for the second quarter of 2021 increased $31.3 million, or 40%, and Adjusted Gross profit(3), which excludes other-product related charges of $2.0 million, increased $22.7 million, or 25%, compared with the prior-year period. The overall increase in gross profit was partially offset by higher per unit fuel, labor, inland freight, packaging, production and procurement costs which were negatively impacted by inflationary market pressures and other unfavorable economic conditions, including lack of sufficient labor availability, in the second quarter of 2021. Gross margin increased 240 basis points from 7.2% in the second quarter of 2020 to 9.6% in the second quarter of 2021.
Operating income for the second quarter of 2021 increased $26.2 million, or 79%, and Adjusted Operating income(3) increased $16.9 million, or 39%, compared with the prior-year period. The increase in operating income was primarily due to higher gross profit, partially offset by higher selling, general and administrative expenses.
FDP net income for the second quarter of 2021 increased $29.3 million, or 164%, and Adjusted FDP Net income(3) increased $21.1 million, or 82%, compared with the prior-year period. The increase was primarily the result of higher operating income.
Adjusted EBITDA(3) for the second quarter of 2021 increased $20.1 million, or 32%, and the Adjusted EBITDA margin(3) increased 150 basis points from 5.8% in the second quarter of 2020 to 7.3% in the second quarter of 2021.
(1) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.
(2) "Diluted EPS" represents diluted earnings per share and is calculated as FDP net income divided by diluted weighted average shares.
(3) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

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Fresh Del Monte Produce Inc.

Second Quarter 2021 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	July 2, 2021				June 26, 2020
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$674.0	59%	$57.3	52%	$636.2	58%	$37.1	47%
Banana	426.7	37%	46.7	43%	429.6	39%	39.0	50%
Other products and services	40.9	4%	6.0	5%	26.5	3%	2.6	3%
	$1,141.6	100%	$110.0	100%	$1,092.3	100%	$78.7	100%

Fresh and Value-Added Products
Net sales for the second quarter of 2021 increased $37.8 million, or 6%, compared with the prior-year period, mainly due to higher net sales of pineapples, fresh-cut fruits and fresh-cut vegetables as a result of less restrictions on social gatherings in certain key markets which had a positive impact on demand when compared to the prior-year period. Partially offsetting the increase were decreases in net sales of non-tropical fruit and avocados. The primary drivers of the variance in net sales were:
•Higher net sales in the Company's pineapple product line in all regions, driven by an increase in per unit sales prices and sales volumes.
•Higher net sales in its fresh-cut fruit product line, primarily in Europe and North America, driven by an increase in sales volumes and per unit sales prices.
•Higher net sales in the Company's fresh-cut vegetable product line, primarily in the Middle East and in its Mann Packing business in North America, driven by an increase in sales volumes and per unit sales prices.
•Lower net sales in the Company's non-tropical fruit product line, primarily in the Middle East, and to a lesser extent, North America and Asia. Severe rainstorms in Chile at the beginning of 2021 negatively impacted the Company's non-tropical fruit crops.
•Lower net sales in its avocado product line, principally due to lower sales volumes and per unit sales prices, primarily as a result of excess supply in the market.

Gross profit for the second quarter of 2021 increased $20.2 million, or 54%, compared with the prior year period, primarily due to higher gross profit in the Company's pineapple, prepared food, melon, and fresh-cut fruit product lines. Gross margin increased 270 basis points from 5.8% in the prior year period to 8.5% in the second quarter of 2021. Gross profit in the second quarter of 2020 included $9.0 million of inventory write-offs attributable to the Company's fresh and value-added products segment caused by the COVID-19 pandemic. The primary drivers of the variance in gross profit were:
•Increased gross profit in the Company's pineapple product line across all regions. North America realized the largest increase due to higher per unit sales prices and sales volumes coupled with lower per unit ocean freight costs. This increase was partially offset by higher per unit fuel, labor, inland freight, packaging, production and procurement costs.
•Increased gross profit in its prepared food product line in Europe and North America. In Europe, the increase was driven by higher per unit sales prices while North America realized lower per unit costs.

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Fresh Del Monte Produce Inc.

Second Quarter 2021 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)

•Increased gross profit in its melon product line, primarily in North America due to higher per unit sales prices, partially offset by higher per unit product costs primarily as a result of lower volumes due to the negative impact of hurricanes Eta and Iota on our harvest in the fourth quarter of 2020.
•Increased gross profit in the Company's fresh-cut fruit product line, driven by higher per unit sales prices and sales volumes.
•Decreased gross profit in its fresh-cut vegetable product line in the Company's Mann Packing business in North America, driven by higher per unit product and distribution costs.
•Decreased gross profit in the Company's avocado product line, primarily the result of lower per unit sales prices, coupled with higher per unit distribution costs as a result of lower sales volume.
Adjusted Gross profit(3) in the fresh and value-add products segment for the second quarter of 2021 increased $12.8 million, or 28%, compared with the prior-year period.

Banana
Net sales for the second quarter of 2021 decreased $2.9 million, or 1%, compared with the prior-year period, principally due to lower net sales in the Middle East, and to a lesser extent in North America, partially offset by higher net sales in Europe and Asia.
Gross profit for the second quarter of 2021 increased $7.7 million, or 20%, compared with the prior-year period, primarily driven by North America and Europe. Gross margin increased 180 basis points from 9.1% in the second quarter of 2020 to 10.9% in the second quarter of 2021. Gross profit in the same period last year included $1.6 million of inventory write-offs caused by the COVID-19 pandemic. The primary drivers of the variance were:
•Higher per unit sales prices in North America and Europe and lower per unit ocean freight costs.
•These improvements were partially offset by higher fuel, labor, inland freight, packaging, production and procurement costs.
Adjusted Gross profit(3) in the banana business segment for the second quarter of 2021 increased $6.5 million, or 16%, compared with the prior-year period.
Cash Flows
Net cash provided by operating activities for the second quarter of 2021 was $139.5 million, compared with $110.5 million in the prior-year period, an increase of $29.0 million. The increase was primarily attributable to higher net income and lower cash outflows associated with accounts payable and accrued expenses.
Total Debt
Total debt decreased from $542.0 million at the end of 2020 to $473.5 million at the end of the second quarter of 2021.
Quarterly Cash Dividend
On August 3, 2021, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on September 10, 2021, to shareholders of record on August 18, 2021. This is an increase of $0.05 per share from the quarterly cash dividend of $0.10 paid to shareholders on June 11, 2021.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended

Statement of Operations:	July 2, 2021	June 26, 2020	July 2, 2021	June 26, 2020
Net sales	$1,141.6	$1,092.3	$2,229.9	$2,210.3
Cost of products sold	1,029.6	1,003.0	2,011.3	2,044.5
Other product-related charges	2.0	10.6	3.5	18.6
Gross profit	110.0	78.7	215.1	147.2

Selling, general and administrative expenses	51.4	45.6	100.3	98.3
Gain on disposal of property, plant and equipment, net	1.1	1.4	3.8	1.6
Asset impairment and other charges (credits), net	0.4	1.4	(0.4)	(0.4)
Operating income	59.3	33.1	119.0	50.9

Interest expense, net	5.2	5.6	10.4	10.9
Other expense, net	1.6	5.2	3.7	4.4

Income before income taxes	52.5	22.3	104.9	35.6

Provision for income taxes	4.8	4.2	15.8	4.5
Net income	$47.7	$18.1	$89.1	$31.1

Less: Net income (loss) attributable to redeemable and noncontrolling interests	0.5	0.2	(0.8)	0.2
Net income attributable to Fresh Del Monte Produce Inc.	$47.2	$17.9	$89.9	$30.9

Earnings per share(1):
Basic	$0.99	$0.38	$1.89	$0.65

Diluted	$0.99	$0.38	$1.89	$0.64

Dividends declared per ordinary share	$0.10	$0.05	$0.20	$0.15

Weighted average number of ordinary shares:
Basic	47,518,668	47,557,820	47,473,315	47,818,922
Diluted	47,699,536	47,614,553	47,619,704	47,918,071

(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	July 2, 2021	January 1, 2021

Assets
Current assets:
Cash and cash equivalents	$19.6	$16.5
Trade and other accounts receivable, net	461.5	435.2
Inventories, net	495.9	507.7
Other current assets	55.0	52.9
Total current assets	1,032.0	1,012.3

Investment in and advances to unconsolidated companies	2.5	1.9
Property, plant and equipment, net	1,429.9	1,420.3
Operating lease right-of-use assets	181.4	170.5
Goodwill	424.0	424.0
Intangible assets, net	146.5	150.4
Other noncurrent assets	158.7	163.9
Total assets	$3,375.0	$3,343.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$515.8	$511.8
Current maturities of debt and finance leases	0.1	0.2
Current maturities of operating leases	30.4	28.8
Other current liabilities	17.0	14.0
Total current liabilities	563.3	554.8

Long-term debt and finance leases	473.4	541.8
Operating leases, less current maturities	124.0	114.4
Other noncurrent liabilities	318.7	332.4
Total liabilities	1,479.4	1,543.4

Redeemable noncontrolling interest	49.5	50.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,824.9	1,728.0
Noncontrolling interests	21.2	21.7
Total shareholders' equity	1,846.1	1,749.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,375.0	$3,343.3

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	July 2, 2021	June 26, 2020
Operating activities:
Net income	$89.1	$31.1
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	46.9	46.8
Amortization of debt issuance costs	0.3	0.3
Asset impairments	—	2.8
Share-based compensation expense	3.7	4.7
Deferred income taxes	0.5	(3.2)
Gain on disposal of property, plant and equipment, net	(3.8)	(1.6)
Foreign currency translation adjustment	0.7	(1.2)
Other, net	(1.3)	—
Changes in operating assets and liabilities:
Receivables	(28.8)	(9.9)
Inventories	11.4	53.6
Prepaid expenses and other current assets	3.7	(3.0)
Accounts payable and accrued expenses	18.5	(12.6)
Other noncurrent assets and liabilities	(1.4)	2.7
Net cash provided by operating activities	139.5	110.5

Investing activities:
Capital expenditures	(70.4)	(35.9)
Proceeds from sales of property, plant and equipment	11.0	2.2
Cash received from derivatives not designated as hedges	4.6	—
Other investing activities	0.3	0.5
Net cash used in investing activities	(54.5)	(33.2)

Financing activities:
Net repayments on debt	(68.4)	(51.7)
Distributions to noncontrolling interests, net	(4.3)	(1.1)
Net payments related to share-based awards	(0.3)	(0.5)
Dividends paid	(9.5)	(7.2)
Repurchase and retirement of ordinary shares	—	(20.8)
Other financing activities	—	1.9
Net cash used in financing activities	(82.5)	(79.4)

Effect of exchange rate changes on cash	0.6	0.3

Net increase (decrease) in cash and cash equivalents	3.1	(1.8)
Cash and cash equivalents, beginning	16.5	33.3
Cash and cash equivalents, ending	$19.6	$31.5

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other charges (credits), net, gain on disposal of property, plant and equipment, net, other product-related charges and certain other non-recurring items, if any. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted Diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.
This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.
Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Reconciliation
(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	July 2, 2021				June 26, 2020
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$110.0	$59.3	$47.2	$0.99	$78.7	$33.1	$17.9	$0.38
Adjustments:
Other product-related charges (1)	2.0	2.0	2.0	0.04	10.6	10.6	10.6	0.22
Asset impairment and other charges (credits), net (2)	—	0.4	0.4	0.01	—	1.4	1.4	0.03
(Gain) on disposal of property, plant and equipment, net (3)	—	(1.1)	(1.1)	(0.02)	—	(1.4)	(1.4)	(0.03)
Other adjustments (4)	—	—	(0.1)	—	—	—	—	—
Tax effects of all adjustments and other tax-related items (5)	—	—	(1.6)	(0.04)	—	—	(2.8)	(0.06)
As adjusted	$112.0	$60.6	$46.8	$0.98	$89.3	$43.7	$25.7	$0.54

	Six months ended
	July 2, 2021				June 26, 2020
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$215.1	$119.0	$89.9	$1.89	$147.2	$50.9	$30.9	$0.64
Adjustments:
Other product-related charges (1)	3.5	3.5	3.5	0.07	18.6	18.6	18.6	0.39
Asset impairment and other charges (credits), net (2)	—	(0.4)	(0.4)	(0.01)	—	(0.4)	(0.4)	(0.01)
(Gain) loss on disposal of property, plant and equipment, net (3)	—	(3.8)	(3.8)	(0.08)	—	(1.6)	(1.6)	(0.03)
Other adjustments (4)	—	—	(0.1)	—	—	0.2	0.2	—
Tax effects of all adjustments and other tax-related items (5)	—	—	(0.7)	(0.01)	—	—	(5.7)	(0.11)
As adjusted	$218.6	$118.3	$88.4	$1.86	$165.8	$67.7	$42.0	$0.88

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	July 2, 2021			June 26, 2020
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$57.3	$46.7	$6.0	$37.1	$39.0	$2.6
Adjustments:
Other product-related charges (1)	1.6	0.4	—	9.0	1.6	—
Adjusted Gross profit	$58.9	$47.1	$6.0	$46.1	$40.6	$2.6

	Six months ended
	July 2, 2021			June 26, 2020
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$108.9	$95.9	$10.3	$79.6	$63.5	$4.1
Adjustments:
Other product-related charges (1)	4.7	(1.2)	—	16.6	1.8	0.2
Adjusted Gross profit	$113.6	$94.7	$10.3	$96.2	$65.3	$4.3

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Six months ended
	July 2, 2021	June 26, 2020	July 2, 2021	June 26, 2020
Net income attributable to Fresh Del Monte Produce Inc.	$47.2	$17.9	$89.9	$30.9
Interest expense, net	5.2	5.6	10.4	10.9
Provision for income taxes	4.8	4.2	15.8	4.5
Depreciation & amortization	23.1	23.2	46.9	46.8
Share-based compensation expense	2.1	2.0	3.7	4.7
EBITDA	$82.4	$52.9	$166.7	$97.8

Adjustments:
Other product-related charges (1)	2.0	10.6	3.5	18.6
Asset impairment and other charges (credits), net (2)	0.4	1.4	(0.4)	(0.4)
(Gain) on disposal of property, plant and equipment, net (3)	(1.1)	(1.4)	(3.8)	(1.6)
Other adjustments (4)	(0.1)	—	(0.1)	0.2
Adjusted EBITDA	$83.6	$63.5	$165.9	$114.6

Net sales	$1,141.6	$1,092.3	$2,229.9	$2,210.3

EBITDA margin(a)	7.2%	4.8%	7.5%	4.4%
(a) Calculated as EBITDA as a percentage of net sales.

Adjusted EBITDA margin(b)	7.3%	5.8%	7.4%	5.2%
(b) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the quarter ended July 2, 2021 primarily included (1) a $1.3 million inventory write-off incurred in connection with the contracted sale of production equipment in the Middle East, which will be recognized in a future quarter (2) $0.4 million in additional repair expenses related to hurricane damage to the Company's Guatemala banana operations in the fourth quarter of 2020, and (3) $0.3 million in incremental inventory write-offs related to inclement weather in Chile which affected the Company's non-tropical fruit crops in the first quarter of 2021. For the six months ended July 2, 2021, other product-related charges primarily consisted of (1) $3.4 million of non-tropical fruit inventory write-offs due to inclement weather in Chile, (2) $1.4 million in repair expenses related to hurricane damage in Guatemala, and (3) a $1.3 million inventory write-off due to the contracted sale of certain production equipment. Partially offsetting these other product-related charges for the six months ended July 2, 2021 was a $2.5 million insurance recovery associated with the Guatemala hurricane damage. Other product-related charges for the quarter and six months ended June 26, 2020 primarily related to inventory write-offs resulting from lower demand for certain of the Company's products due to the COVID-19 pandemic, principally related to the fresh and value-added products segment. The COVID-19 pandemic led to volatile supply and demand conditions across the Company's key global markets in the first six months of 2020 which negatively affected the pricing and demand for its products, including within its foodservice distribution channel.

(2)Asset impairment and other charges (credits), net for the quarter ended July 2, 2021 primarily related to severance expenses incurred in connection with the exit from a facility in Europe. Asset impairment and other charges (credits), net for the six months ended July 2, 2021 also included a $0.8 million insurance recovery associated with damages to fixed assets in Guatemala caused by two hurricanes in the fourth quarter of 2020. Asset impairment and other charges (credits), net for the six months ended June 26, 2020 primarily consisted of (1) a $6.0 million insurance recovery related to the 2019 voluntary product recall, (2) a $2.0 million charge relating to a settlement with the California Air Resource Board (refer to the Form 10-K for the year ended January 1, 2021 for further information on this matter), (3) $2.1 million in impairments of property, plant, and equipment associated with production facilities in North America and Europe, (4) $0.7 million in severance expense related to the reorganization of the North America sales and marketing function, and (5) $0.7 million in asset impairment charges associated with low-yielding banana plants in the Philippines.

(3)Gain on disposal of property, plant and equipment, net for the quarter ended July 2, 2021, primarily related to a $1.1 million gain on the sale of vacant land in the Middle East. For the six months ended July 2, 2021, gain on disposal of property, plant and equipment, net also included a $2.4 million gain on the sale of a refrigerated vessel. Gain on disposal of property, plant and equipment, net for the six months ended June 26, 2020 primarily related to gains on the sale of surplus land in Chile and marine equipment.

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(4)Other adjustments for the quarter and six months ended July 2, 2021, primarily related to the portions of the gain on disposal of property, plant, and equipment, net and other product-related charges which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests. Other adjustments for the six months ended June 26, 2020 related to estimated trade receivable credit losses, reflected in selling, general, and administrative expenses, primarily associated with the Company's foodservice customer base as a direct result of the COVID-19 pandemic.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The quarter and six months ended July 2, 2021 included a $0.8 million tax benefit associated with the Coronavirus Aid, Relief, and Economic Security (CARES) Act, while the six months ended June 26, 2020 included a $1.7 million CARES Act tax benefit.

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Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the second quarter 2021 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the MANN™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance, including (i) the impact of the COVID-19 pandemic and related restrictions on the Company operations and results, (ii) expectations regarding inflationary pressures and the impacts to the Company's operating results, and (iii) the Company’s anticipated dividend payment. In this press release, these statements are preceded by, followed by or include the words “believes”, “expects”, “anticipates” or similar expressions with respect to various matters. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the impact of the COVID-19 outbreak on our business, suppliers, customers, consumers, employees, and communities, (ii) disruptions or inefficiencies in our operations or supply chain, including any impact of the COVID-19 outbreak, (iii) the duration and spread of the pandemic and related government restrictions and our ability to maintain the safety of our workforce, (iv) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, particularly in light of COVID-19, (v) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets, (vi) our anticipated cash needs in light of our liquidity and the impact of COVID-19 on our liquidity, (vii) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (viii) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; our ability to improve our existing quarantine policies and other prevention strategies, as well as find contingency plans, to protect our and our suppliers’ banana crops from vascular diseases; disruptions or issues that impact our production facilities or complex logistics network; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (ix) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (x) the impact of inflation and foreign currency fluctuations, (xi) our plans for expansion of our business (including through acquisitions) and cost savings, (xii) our ability to successfully integrate acquisitions into our operations, (xiii) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xiv) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xv) the impact of changes in tax accounting or tax laws (or interpretations thereof), the impact of claims or adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xvi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xvii) damage to our reputation or brand names or negative publicity about our products, (xviii) exposure to product liability claims and associated regulatory and legal actions, product recalls, including the continuing impact of the 2019 Mann packing recall, or other legal proceedings relating to our business, (xix) our ability to successful implement our optimization program and to realize its expected benefits within the anticipated timeframe, and (xx) our ability to successfully manage the risks associated with international operations. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in in Fresh Del Monte Produce Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2021 and its Annual Report on Form 10-K for the year ended January 1, 2021, along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Vice President, Investor Relations
305-520-8433
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